Exhibit 99.1

Company Contact:	Lankford Wade
Senior Vice President & Treasurer
(615) 236-6200
HealthSpring, Inc. Reports 2010 Third Quarter Results
Increases 2010 Earnings Per Share Guidance Range to $3.20 to $3.30
NASHVILLE, TN (October 28, 2010) — HealthSpring, Inc. (NYSE:HS) today announced its results for the third quarter ended September 30, 2010. Highlights for the 2010 third quarter included:
•	Net income of $53.8 million, or $0.95 per diluted share, up 27.1% over $42.3 million, or $0.77 per diluted share, in the 2009 third quarter.
•	Premium revenue of $712.7 million, up 9.7% over the 2009 third quarter.
•
Medicare Advantage membership of 198,055, up 6.1% over the 2009 third quarter and 4.7% over 2009 year-end, and stand-alone PDP membership of 409,239, up 34.6% over the 2009 third quarter and 30.7% over 2009 year-end.

Commenting on 2010 third quarter results, Herb Fritch, Chairman and Chief Executive Officer, said, “We have completed another strong quarter, led by continued favorable trends in our Medicare Advantage medical expenses and better than expected Part D membership growth and pharmacy rebates. The announced Bravo Health transaction is proceeding in accordance with plans and is still expected to close on or before year end. We also have positive momentum as we begin enrolling members for 2011.”
Third Quarter Results
($ in thousands, except per share amounts)

	Three Months Ended
	September 30,		Percent
	2010	2009	Change
Premium revenue	$712,658	$649,795	9.7%
Total revenue	725,222	659,780	9.9
Medical expense	561,823	519,478	8.2
Net income	53,780	42,314	27.1
Net income per common share – diluted (1)	0.95	0.77	23.4

(1)
Weighted average shares outstanding used in the calculation of net income per common share – diluted for the three months ended September 30, 2010 and 2009, were 56,577,063 and 54,700,390, respectively.

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HS Reports Third Quarter 2010 Results

October 28, 2010
Operating Highlights
Revenue
•
Medicare Advantage premiums (including the prescription drug component of HealthSpring’s Medicare Advantage plans, or “MA-PD”) were $618.9 million for the 2010 third quarter, reflecting an increase of 6.7% over the 2009 third quarter. The higher premium revenue in the 2010 third quarter was attributable to a 6.1% increase in membership compared with the 2009 third quarter.

•
Medicare Advantage per member per month, or “PMPM,” premiums were $1,042 in the 2010 third quarter and were level with PMPM premiums for the 2009 third quarter, as expected. PMPM premiums in the 2010 third quarter included increases in the PMPM premium for the drug component of our plans and increases related to member risk scores, which were offset by decreases in CMS-calculated base premium rates. On a year-to-date basis, PMPM premiums increased to $1,062 in 2010 compared with $1,055 in 2009.

•
Stand-alone PDP premium revenue was $93.4 million for the 2010 third quarter, an increase of 35.4% compared with the 2009 third quarter. The increase in revenue was primarily the result of a 34.6% increase in membership. PDP premiums PMPM in the 2010 third quarter were $77 compared with $76 in the 2009 third quarter. On a year-to-date basis, PDP PMPM premiums were $95 in 2010 and unchanged compared with the 2009 period.

•
Investment income in the 2010 third quarter increased $1.3 million compared with the 2009 third quarter as a result of increases in invested balances, as the Company has moved substantial amounts out of cash and cash equivalents into investments since the 2009 third quarter, and increases in the average duration and yield on invested assets in the portfolio.

Medical Expense
•
Medicare Advantage medical loss ratio, or “MLR,” was 78.5% for the 2010 third quarter compared with 79.7% for the 2009 third quarter. Changes in benefit design and decreases in inpatient utilization contributed to the decrease in the current period MLR. Moreover, improved results for the drug component of our Medicare Advantage plans contributed to the improved MLR. The improvement in the drug component of our Medicare Advantage MLR was attributable to both higher PMPM premiums and lower drug expenses as a result of increased pharmacy rebates. On a year-to-date basis, Medicare Advantage MLR was 78.2% for 2010 compared with 81.0% for 2009. Medicare Advantage PMPM medical expense decreased 1.6% in the 2010 third quarter compared with the 2009 third quarter and decreased 2.8% year-to-date compared with the first nine months of 2009.

•
PDP MLR was 80.7% for the 2010 third quarter compared with 81.5% for the 2009 third quarter. Better than expected results in the 2010 third quarter PDP business were attributable primarily to higher membership and favorable levels of pharmacy rebates. On a year-to-date basis, PDP MLR was 91.1% for 2010 compared with 90.2% for 2009.

Selling, General & Administrative (SG&A) Expense
•
SG&A expense as a percentage of total revenue in the 2010 third quarter decreased 70 basis points to 9.3% compared with 10.0% in the 2009 third quarter. The improvement in SG&A as a percentage of revenue resulted primarily from the increases in premium revenue. SG&A expense in the 2010 third quarter increased $1.8 million compared with the 2009 third quarter primarily as a result of increases in printing and advertising in the 2010 third quarter compared with the 2009 third quarter. On a year-to-date basis, SG&A as a percentage of total revenue was 9.3% for 2010 compared with 10.1% for 2009.

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HS Reports Third Quarter 2010 Results

October 28, 2010
Interest Expense
•
Interest expense in the 2010 third quarter decreased $0.6 million compared with the 2009 third quarter as a result of lower average debt amounts outstanding and lower interest rates. Interest expense in the 2010 third quarter includes approximately $1.0 million of fees associated with amending the existing credit facility. See “Bravo Health Transaction Update” below. The Company’s interest expense on a year-to-date basis for 2010 includes debt extinguishment costs of $7.1 million in the 2010 first quarter resulting from the Company’s entering into a new credit facility and terminating its prior credit facility.

•
The Company’s weighted average effective interest rate on the Company’s borrowings (exclusive of the amortization of deferred financing costs and other credit facility fees) for the three months ended September 30, 2010, was 3.2% compared with 4.7% for the three months ended September 30, 2009.

Income Taxes
•
The Company’s effective income tax rate for the three months ended September 30, 2010, was 36.8% compared with 32.7% for the three months ended September 30, 2009. The lower tax rate in the 2009 third quarter was attributable primarily to the favorable tax impact related to business combination accounting. The Company’s effective income tax rate for the nine months ended September 30, 2010, was 36.6%.

Balance Sheet Highlights
•
At September 30, 2010, the Company’s cash and investments were $567.6 million, $158.4 million of which was held by unregulated entities, compared with cash and investments of $530.7 million at December 31, 2009, $106.4 million of which was held by unregulated entities. The increase in unregulated entity cash and investments during the current nine-month period was net of $70.7 million of payments on long-term debt.

•
For the first nine months of 2010, net cash generated in operating activities was $155.8 million compared with $116.2 million generated in the same period of 2009. Operating cash flows on a year-to-date basis for 2010 included the receipt of approximately $50.2 million of prior-year CMS risk premium settlements compared with similar settlements of $31.8 million received in the first nine months of 2009.

•
Days in claims payable totaled 29 at the end of the 2010 third quarter compared with 32 at the end of the 2010 second quarter and 35 at the end of the 2009 third quarter. The current quarter decrease in days in claims payable was primarily driven by the timing of payments to providers related to final settlement of risk premiums in the 2010 third quarter. See “Supplemental Information” below and the accompanying schedule of Medical Claims Liabilities.

Bravo Health Transaction Update
The Company’s previously announced proposal to acquire all of the outstanding capital stock of Bravo Health, Inc. (“Bravo Health”), is proceeding in accordance with the Company’s plans. The Company has received notice of early termination of the Hart-Scott-Rodino waiting period. In addition, the Company has agreed with its existing lenders and certain additional lenders to amend its existing credit facility to provide for, among other things, the term loan acquisition financing. As amended, the facility will provide for the following:
•	$355 million in term loan A indebtedness maturing in February 2015 comprised of:
•	$175 million of term loan A indebtedness ($166 million of which is currently outstanding)
•	$180 million of new term loan A indebtedness to be funded at the closing of the acquisition
•	$175 million revolving credit facility (currently undrawn and maturing in February 2014)
•	$200 million of new six-year term loan B indebtedness to be funded at the closing of the acquisition
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HS Reports Third Quarter 2010 Results

October 28, 2010
The new term loan indebtedness, availability under the $175 million revolving credit facility, and cash on hand will be sufficient to fund the acquisition of Bravo Health. The Company currently expects that outstanding loans under the new credit facility will bear interest at a spread over LIBOR (initially 375 basis points for term loan A indebtedness and 450 basis points for term loan B indebtedness), and will step down depending on the Company’s total leverage ratio. With respect to the term loan B indebtedness, the terms of the facility include a contractual minimum LIBOR of 1.5%.
The remaining material conditions to the closing of the Bravo Health acquisition primarily relate to approvals by various state regulatory authorities.
The Company continues to expect the transaction to add $0.45 to $0.55 to its 2011 earnings per share. Other than fees accounted for as interest expense, Bravo Health-related transaction expenses were insignificant for the 2010 third quarter. Assuming the transaction closes in 2010, the Company now expects to incur approximately $8.5 million, or $0.11 per share of transaction expenses in 2010. The Company is revising its previously announced estimate of transaction expenses after concluding that amounts originally believed to be expensed in the current period will now be accounted for as deferred financing fees and amortized over the term of the amended credit facility.
Outlook
The Company has not included projected financial or operating results of Bravo Health for 2010 or the impact of the amended credit facility, except for an estimated $0.11 impact on 2010 earnings per share for expenses expected in the transaction.
•	EPS: The Company is increasing its expectations for diluted earnings per share for 2010 to be in the range of $3.20 to $3.30 on weighted average shares outstanding of approximately 57.3 million.
•
Membership: The Company maintains its estimate for Medicare Advantage membership at a range of 198,000 to 200,000 at the end of 2010.  The Company is increasing its estimate for PDP membership to approximately 420,000 at the end of 2010.

•	Revenue: The Company maintains its estimate that 2010 total revenue will be between $2.95 billion and $3.00 billion.
•	MLRs: The Company now estimates its Medicare Advantage MLR to be at or below 79% for 2010. The Company now estimates its stand-alone PDP MLR to be in the range of 85.0% to 85.5% for the year.
•
SG&A: The Company maintains its estimate that selling, general and administrative expense will be approximately 10.0% of total revenue for 2010 (before taking into account any acquisition-related transaction expenses).

•	Income taxes: The Company maintains its estimate that its effective income tax rate for 2010 will approximate 36.5%.
Conference Call
A live audio webcast of the conference call regarding third quarter results and other matters referenced in this release will begin at 10:00 a.m. ET on Thursday, October 28, 2010. The public may access the conference call through HealthSpring’s website, www.healthspring.com, under the Investor Relations tab. The conference call can also be accessed by dialing (913) 312-1437, confirmation number 1461279. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for 30 days.
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HS Reports Third Quarter 2010 Results

October 28, 2010
About HealthSpring
HealthSpring is based in Nashville, TN, and is one of the country’s largest Medicare Advantage coordinated care plans.  HealthSpring currently owns and operates Medicare Advantage plans in Alabama, Florida, Georgia, Illinois, Mississippi, Tennessee, and Texas and also offers a national stand-alone Medicare prescription drug plan. For more information, visit www.healthspring.com. Media information is available at HealthSpring’s press site: http://press.healthspring.com.
About Bravo Health
Founded in 1996, Bravo Health’s licensed subsidiaries provide Medicare beneficiaries access to high quality, cost-effective health care. Bravo Health’s licensed subsidiaries offer Medicare Advantage health plans in Delaware, Maryland, New Jersey, Pennsylvania, Texas, and Washington, D.C. and offer Part D Prescription Drug Plans in 43 states and the District of Columbia. As of September 30, 2010 Bravo had Medicare Advantage membership of 103,044 and stand-alone PDP membership of 293,920. Based upon recent data released by CMS, Bravo Health estimates it will have approximately 400,000 PDP members as of January 1, 2011. For more information, visit www.bravohealth.com.
Cautionary Statement Regarding Forward Looking Statements
Statements contained in this release that are not historical fact are forward-looking statements, which the Company intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend on or refer to future events or conditions, or that include words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions are forward-looking statements. Such statements include statements regarding 2010 guidance; the likelihood of, and timing for, the closing of the Bravo Health acquisition; interest rates under the amended credit facility; expected accretion to earnings per share and transaction expenses associated with the Bravo Health acquisition and 2011 PDP membership. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause its actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Any projections or other forward-looking information in this release or made orally and related thereto are based on management’s beliefs and assumptions and on information available to HealthSpring at the time the statements were or are made, which is subject to change. Although any such projections and forward-looking information and the factors influencing them will likely change, HealthSpring will not necessarily update the information except as required by law, as HealthSpring will only provide guidance at certain points during the year. Information contained herein speaks only as of the date of this release.
The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: changes in enrollment and dis-enrollment patterns, including as a result of shortened enrollment periods; the impact of recent healthcare reform legislation, including legislative and regulatory actions or changes affecting Medicare funding and premium rates, increased costs, and new taxes; changes in our members’ utilization of medical services and pharmaceuticals; changes in medical and prescription drug cost trends; the Company’s ability to accurately estimate CMS retroactive risk adjustments to Medicare premiums; competition; the Company’s ability to accurately estimate incurred but not reported and other unpaid medical claims; negotiation of acceptable contracts with physicians, hospitals, and other providers; contractual disputes with providers; increases in costs or liabilities associated with litigation; costs or liabilities associated with compliance with regulatory mandates and with responding to regulatory audits; management changes; the Company’s ability to identify, evaluate, and integrate acquisition opportunities; substantial changes in interest rates over a prolonged period; and changes in tax estimates, assets, or liabilities and valuation allowances related thereto; risks and uncertainties associated with the regulatory approval process concerning the acquisition of Bravo Health; HealthSpring’s lack of prior experience in Bravo Health’s service areas; HealthSpring’s ability to manage and integrate successfully the operations of Bravo Health post-acquisition, achieve operating efficiencies, and maintain and grow membership as anticipated; and HealthSpring’s ability to satisfy the conditions of its financing and to effectively service the additional indebtedness incurred in connection with the acquisition of Bravo Health. The foregoing list of factors is not intended to be exhaustive. Additional information concerning these and other important risks and uncertainties can be found under the headings “Special Note Regarding Forward-Looking Statements” and “Item 1A. — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in other public filings by the Company.
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HS Reports Third Quarter 2010 Results

October 28, 2010
Supplemental Information
1. Membership

	Sept. 30,	June 30,	Percent	Dec. 31,	Percent	Sept. 30,	Percent
	2010	2010	Change	2009	Change	2009	Change
MA Membership:
Alabama	30,397	30,724	(1.1)%	31,330	(3.0)%	31,007	(2.0)%
Florida	36,472	35,975	1.4	32,606	11.9	31,513	15.7
Georgia	769	741	3.8	—	—	—	—
Illinois	11,730	11,814	(0.7)	11,261	4.2	11,077	5.9
Mississippi	5,328	5,321	0.1	4,591	16.1	4,473	19.1
Tennessee	65,334	64,791	0.8	58,252	12.2	57,240	14.1
Texas	48,025	48,070	(0.1)	51,201	(6.2)	51,325	(6.4)

Total	198,055	197,436	0.3%	189,241	4.7%	186,635	6.1%

PDP Membership:	409,239	394,599	3.7%	313,045	30.7%	303,975	34.6%

Based upon recent data released by CMS, the Company now estimates it will have approximately 425,000 – 435,000 PDP members as of January 1, 2011.
2. Reconciliation of Medical Claims Payable
The following table provides a reconciliation of changes in the medical claims liability for HealthSpring for the nine months ended September 30, 2010 and 2009.

	Nine Months Ended
	September 30,
(Unaudited, $ in thousands)	2010	2009

Balance at beginning of period	$202,308	$190,144

Incurred related to:
Current period (1)	1,794,401	1,617,632
Prior period (2)	(15,126)	(10,151)

Total incurred	1,779,275	1,607,481

Paid related to:
Current period	1,616,709	1,425,287
Prior period	181,411	171,966

Total paid	1,798,120	1,597,253

Balance at the end of the period	$183,463	$200,372

(1)
Approximately $2.0 million paid to providers under risk sharing and capitation arrangements related to 2009 premiums is included in the incurred related to current period amounts in 2010. Such amount does not relate to fee-for-service medical claims estimates. Similarly, $3.5 million paid to providers under risk sharing and capitation arrangements related to 2008 premiums is included in the 2009 incurred related to current period. These amounts are the result of additional retroactive risk adjustment premium payments recorded that pertain to the prior year’s premiums.

(2)
Negative amounts reported for incurred related to prior periods result from fee-for-service medical claims estimates being settled for amounts less than originally anticipated (a favorable development).

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HS Reports Third Quarter 2010 Results

October 28, 2010
3. Medical Liabilities
The Company’s medical liabilities at September 30, 2010, June 30, 2010, and December 31, 2009, consisted of the following (in thousands):

	Sept. 30,	June 30,	Dec. 31,
	2010	2010	2009
Incurred but not reported liabilities	$121,629	$121,706	$121,782
Pharmacy liabilities	32,015	43,619	45,648
Provider incentives and other medical payments	26,129	46,658	31,683
Other medical liabilities	3,690	4,547	3,195

	$183,463	$216,530	$202,308

4. Segment Information
Financial data by reportable segment for the three and nine months ended September 30 is as follows (in thousands):

	MA-PD	PDP	Corporate	Total
Three months ended September 30, 2010
Revenue	$631,758	$93,452	$12	$725,222
EBITDA	91,593	11,938	(7,796)	95,735
Depreciation and amortization expense	6,166	14	1,333	7,513

Three months ended September 30, 2009
Revenue	$590,720	$69,044	$16	$659,780
EBITDA	75,721	8,039	(9,309)	74,451
Depreciation and amortization expense	6,330	20	1,432	7,782

Nine months ended September 30, 2010
Revenue	$1,915,782	$338,323	$38	$2,254,143
EBITDA	273,415	11,337	(20,294)	264,458
Depreciation and amortization expense	18,596	45	4,169	22,810

Nine months ended September 30, 2009
Revenue	$1,739,239	$249,158	$42	$1,988,439
EBITDA	191,961	10,295	(21,706)	180,550
Depreciation and amortization expense	19,052	60	3,836	22,948
As of January 1, 2010, the Company revised its methodology for allocating SG&A expenses within its prescription drug operations to its MA-PD and PDP segments, which resulted in allocating a greater share of such expenses to its PDP segment. As a result of these revisions, the segment EBITDA amounts for the 2009 period includes reclassification adjustments between segments such that the periods presented are comparable.
A reconciliation of reportable segment EBITDA to net income included in the consolidated statements of income is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010		2009
EBITDA	$95,735	$74,451	$264,458		$180,550
Income tax expense	(31,292)	(20,593)	(82,917)		(50,772)
Interest expense	(3,150)	(3,762)	(15,375	)(1)	(12,014)
Depreciation and amortization	(7,513)	(7,782)	(22,810)		(22,948)

Net Income	$53,780	$42,314	$143,356		$94,816

(1)	Includes $7.1 million of debt extinguishment costs related to the termination of the Company’s previous credit facility in the first quarter.

HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Information
(in thousands)
(Unaudited)

	September 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$238,238	$439,423
Accounts receivable, net	85,972	92,442
Investment securities available for sale	—	8,883
Investment securities held to maturity	—	13,965
Funds due for the benefit of members	4,847	4,028
Deferred income taxes	7,062	6,973
Prepaid expenses and other	8,788	9,586

Total current assets	344,907	575,300
Investment securities available for sale	267,099	13,574
Investment securities held to maturity	40,691	38,463
Property and equipment, net	30,015	30,316
Goodwill	624,507	624,507
Intangible assets, net	190,368	203,147
Restricted investments	21,553	16,375
Risk corridor receivable from CMS	7,008	—
Funds due for the benefit of members	21,499	—
Other	16,867	6,585

Total assets	$1,564,514	$1,508,267

Liabilities and Stockholders’ Equity
Current liabilities:
Medical claims liability	$183,463	$202,308
Accounts payable, accrued expenses and other	61,807	50,954
Risk corridor payable to CMS	2,921	2,176
Current portion of long-term debt	17,500	43,069

Total current liabilities	265,691	298,507
Long-term debt, less current portion	148,750	193,904
Deferred income taxes	73,762	80,434
Other long-term liabilities	5,189	5,966

Total liabilities	493,392	578,811

Stockholders’ equity:
Common stock	613	608
Additional paid in capital	556,003	548,481
Retained earnings	572,121	428,765
Accumulated other comprehensive income (loss), net	4,368	(1,044)
Treasury stock	(61,983)	(47,354)

Total stockholders’ equity	1,071,122	929,456

Total liabilities and stockholders’ equity	$1,564,514	$1,508,267

HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Income Information
(in thousands, except share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue:
Premium revenue	$712,658	$649,795	$2,218,378	$1,955,842
Management and other fees	10,413	9,108	31,191	29,065
Investment income	2,151	877	4,574	3,532

Total revenue	725,222	659,780	2,254,143	1,988,439

Operating expenses:
Medical expense	561,823	519,478	1,779,275	1,607,481
Selling, general and administrative	67,664	65,851	210,410	200,408
Depreciation and amortization	7,513	7,782	22,810	22,948
Interest expense	3,150	3,762	15,375	12,014

Total operating expenses	640,150	596,873	2,027,870	1,842,851

Income before income taxes	85,072	62,907	226,273	145,588
Income taxes	(31,292)	(20,593)	(82,917)	(50,772)

Net income	$53,780	$42,314	$143,356	$94,816

Net Income per common share:
Basic	$0.95	$0.78	$2.52	$1.74

Diluted	$0.95	$0.77	$2.51	$1.73

Weighted average common shares outstanding:
Basic	56,482,679	54,518,162	56,872,071	54,502,081

Diluted	56,577,063	54,700,390	57,058,075	54,653,367

HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flow Information
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income	$53,780	$42,314	$143,356	$94,816

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,513	7,782	22,810	22,948
Amortization of deferred financing cost	449	582	1,407	1,785
Amortization on bond investments	1,099	264	2,187	749
Equity in earnings of unconsolidated affiliate	(49)	(178)	(277)	(281)
Share-based compensation	1,882	2,355	6,659	7,513
Deferred tax benefit	(4,382)	(2,209)	(9,883)	(8,794)
Write-off of deferred financing fees	—	—	5,079	—
Increase (decrease) in cash due to:
Accounts receivable	140,191	78,605	18,962	3,446
Prepaid expenses and other current assets	1,584	503	(12,266)	(2,231)
Medical claims liability	(33,067)	(21,087)	(18,845)	10,228
Accounts payable, accrued expenses and other current liabilities	8,399	2,480	1,357	(6,766)
Risk corridor payable to/ receivable from CMS	19,276	13,304	(6,263)	(7,298)
Other	(113)	(560)	1,485	94

Net cash provided by operating activities	196,562	124,155	155,768	116,209

Cash flows from investing activities:
Additional consideration paid on acquisition	—	—	(610)	(910)
Proceeds received on disposition	—	297	—	297
Purchases of property and equipment	(3,576)	(6,018)	(9,120)	(11,519)
Purchases of investment securities	(13,824)	(11,079)	(341,081)	(39,766)
Maturities of investment securities	6,516	12,678	56,591	35,415
Sales of investment securities	4,232	—	55,898	—
Purchases of restricted investments	(10,660)	(5,892)	(43,182)	(16,015)
Maturities of restricted investments	9,948	5,002	37,973	11,346
Distributions received from unconsolidated affiliate	175	196	262	196

Net cash used in investing activities	(7,189)	(4,816)	(243,269)	(20,956)

Cash flows from financing activities:
Funds received for the benefit of members	216,660	169,587	633,577	494,591
Funds withdrawn for the benefit of members	(267,510)	(186,989)	(655,895)	(458,465)
Proceeds received on issuance of debt	—	—	200,000	—
Payments on long-term debt	(4,375)	(7,181)	(270,722)	(23,859)
Excess tax benefit from stock options exercised	3	—	127	—
Proceeds from stock option exercises	390	—	867	6
Purchase of treasury stock	—	—	(14,304)	—
Payment of debt issue costs	—	—	(7,334)	—

Net cash (used in) provided by financing activities	(54,832)	(24,583)	(113,684)	12,273

Net increase (decrease) in cash and cash equivalents	134,541	94,756	(201,185)	107,526

Cash and cash equivalents at beginning of period	103,697	295,010	439,423	282,240

Cash and cash equivalents at end of period	$238,238	$389,766	$238,238	$389,766